EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Great Lakes Aviation, Ltd.:

We consent to the incorporation by reference in the registration statements Nos. 033-90926 and 333-75706 on Form S-8 of Great Lakes Aviation, Ltd. of our report dated March 29, 2012, with respect to the balance sheets of Great Lakes Aviation, Ltd. as of December 31, 2011 and 2010, and the related statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Great Lakes Aviation, Ltd.

/s/ KPMG LLP

Denver, Colorado

March 29, 2012